Exhibit 99.1

PRESS RELEASE

STANADYNE CORPORATION

Announces Sale of Precision Engine Products Corp.

Windsor, CT. June 30, 2006: Stanadyne Corporation announced today that it has entered into a definitive agreement to sell its wholly-owned subsidiary, Precision Engine Products Corp. to GT Technologies, a part of GenTek Inc. (NASDAQ: GETI) of Parsippany, NJ. The agreement covers the acquisition of the US-based assets of Precision Engine Products Corp. and all of the stock of its wholly-owned subsidiary in Brazil, Precision Engine Products, Ltda. The transaction is valued at $25 million in cash, with an additional potential for $10 million based on the achievement of certain performance levels during the twelve months following the sale. The closing is expected to occur by the end of July, 2006.

M. David Jones, President and Chief Executive Officer of Stanadyne, commented on the transaction, “Precision Engine Products Corp. has been a part of our Company for many years. After carefully evaluating the strategic direction of our businesses, we believe that PEPC will be a better fit within the GenTek group of companies. Although Stanadyne has devoted considerable resources to the restructuring of Precision Engine Products Corp., this sale allows us to exit this under-performing line of on-highway business and concentrate on our core off-highway markets and specialty fuel systems businesses.”

Stanadyne Corporation is a leader in technology and services for engine components and fuel systems including diesel fuel injection and filtration systems, and oil and fuel supply pumps used in agricultural, construction, automotive, marine, and industrial vehicle and equipment applications. The Company is headquartered in Windsor, Connecticut and has facilities in the United States, France, Italy, and India.

Stanadyne’s statements in this press release that are not historical are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be impacted by: (1) increased competition; (2) increased costs; (3) loss or retirement of key members of management; (4) increases in the Company’s cost of borrowing or inability or unavailability of additional debt or equity capital; (5) loss of material customers; (6) adverse state or federal legislation or regulation or adverse determinations in pending litigation; (7) changes in the value of the U.S. dollar relative to foreign currencies of countries where the Company conducts its business; and (8) changes in general economic conditions and/or in the automobile, light duty trucks, agricultural and construction vehicles and equipment, industrial products and marine equipment markets in which the Company competes. Many of such factors are beyond the control of the Company and its management. Any forward-looking statements contained in this press release speak only as of the date on which such statements were made. The Company assumes no duty to update them, reflect new, changing or unanticipated events or circumstances.